Exhibit (j)(2)

                            [LETTERHEAD OF DECHERT]

February 28, 2001

Pilgrim Global Technology Fund, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re:  Pilgrim Global Technology Fund, Inc.
     (File Nos. 333-89733 and 811-9649)

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 6 to the Registration Statement of Pilgrim Global Technology Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert